Exhibit 10-G

DONALDSON COMPANY, INC.

EXCESS PENSION PLAN

(2008 Restatement)

As Amended and Restated Effective as of January 1, 2008

DONALDSON COMPANY, INC.

EXCESS PENSION PLAN

(2008 Restatement)

TABLE OF CONTENTS

Page

SECTION 1.	HISTORY AND PURPOSE	1

1.1.	History
1.2.	Purpose

SECTION 2.	DEFINITIONS	1

2.1.	Account
2.2.	Affiliate
2.3.	Beneficiary
2.4.	Board
2.5.	Change of Control
2.6.	Code
2.7.	Committee
2.8.	Company
2.9.	Compensation
2.10.	Compensation Credit
2.11.	Deferral Credit
2.12.	Deferred Compensation Plan
2.13.	Disability, Disabled
2.14.	Effective Date
2.15.	Eligible Employee
2.16.	ERISA
2.17.	Participant
2.18.	Pay Credit
2.19.	Pension Account Balance
2.20.	Pension Plan
2.21.	Plan
2.22.	Plan Year
2.23.	Termination of Employment
2.24.	Vested

SECTION 3.	ELIGIBILITY AND PARTICIPATION	4

3.1.	Eligibility
3.2.	Commencement of Participation
3.3.	Termination of Participation
3.4.	Overriding Exclusion

SECTION 4.	CREDITED AMOUNTS	5

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4.1.	Compensation Credit
4.2.	415 Credit
4.3.	Vesting

SECTION 5.	TIME AND MANNER OF PAYMENTS	5

5.1.	Time of Payment
5.2.	Manner of Payment
5.3.	Changes in Time and Manner of Payment
5.4.	Change of Control Distributions
5.5.	Death Benefit
5.6.	Beneficiary Designation

SECTION 6.	ACCOUNTS	9

6.1.	Participant Accounts
6.2.	Investment of Accounts
6.3.	Charges Against Accounts

SECTION 7.	FUNDING	9

7.1.	Funding
7.2.	Corporate Obligation

SECTION 8.	FORFEITURE OF BENEFITS	10

SECTION 9.	ADMINISTRATION	10

9.1.	Authority
9.2.	Liability
9.3.	Procedures
9.4.	Claim for Benefits
9.5.	Claims Procedure
9.5.1.	Original Claim
9.5.2.	Claims Review Procedure
9.5.3.	General Rules
9.6.	Legal Fees
9.7.	Errors in Computations

SECTION 10.	MISCELLANEOUS	12

10.1.	Not an Employment Contract
10.2.	Nontransferability
10.3.	Tax Withholding
10.4.	Expenses
10.5.	Governing Law
10.6.	Amendment and Termination
10.7.	Rules of Interpretation

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DONALDSON COMPANY, INC.

EXCESS PENSION PLAN

(2008 Restatement)

SECTION 1

HISTORY AND PURPOSE

1.1.         History. Since 1987, Donaldson Company, Inc. has maintained an unfunded, nonqualified deferred compensation for a select group of highly compensated employees, originally known as the “DONALDSON COMPANY, INC. EXCESS BENEFIT PLAN” and renamed effective August 31, 1997 as the “DONALDSON COMPANY, INC. EXCESS PENSION PLAN”. The Plan, in its most current amended and restated form, is maintained under a document effective January 1, 2005 (the “Prior Plan Statement”). Effective as of January 1, 2008, Donaldson Company, Inc. hereby amends and restates the Plan in the manner hereinafter set forth to adopt miscellaneous changes necessary in order to comply with final Treasury regulations issued under section 409A of the Code.

1.2.         Purpose. The purpose of this Plan is to enable the Company to replace benefits that will not be paid to a select group of management or highly compensated employees under the Donaldson Company, Inc. Salaried Employees’ Pension Plan because of: (i) the limitation on benefits under section 415 of the Code, (ii) the compensation limitation under section 401(a)(17) of the Code, and (iii) the voluntary deferral of compensation under the nonqualified deferred compensation plan maintained by Donaldson Company, Inc. known as the Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan and prior nonqualified deferred compensation arrangements.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings, unless a different meaning is plainly required by the context. Any masculine terminology used in the Plan shall also include the feminine gender and the definition of any terms in the singular shall also include the plural.

2.1.         Account — the account established under this Plan for a Participant pursuant to Section 6.1.

2.2.         Affiliate— a business entity which is under “common control” with the Company or which is a member of an “affiliated service group” that includes the Company, as those terms are defined in section 414(b), (c) and (m) of the Code. A business entity shall also be treated as an Affiliate if, and to the extent that, such treatment is required by regulations under section 414(o) of the Code. In addition to said required treatment, the Committee may, in its discretion, designate as an Affiliate any business entity which is not such a “common control” or “affiliated service group” business entity but which is otherwise affiliated with the Company, subject to such limitations as the Committee may impose.

2.3.         Beneficiary — any person or entity validly designated by the Participant in accordance with Section 5 to receive the benefits, if any, payable from the Participant’s Account after the Participant’s death. Designated persons or entities shall not be considered Beneficiaries until the death of the Participant.

2.4.         Board — the Board of Directors of the Company.

2.5.         Change of Control — the occurrence of a “change in the ownership,” “change in effective control,” and/or a “change in the ownership of a substantial portion of the assets,” as defined under Treasury Regulation § 1.409A 3(i)(5), of the Affected Corporation. For this purpose, the “Affected Corporation” is the Participant’s employer, or any corporation (including the Company) in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending with the Participant’s employer. A “majority shareholder” is a shareholder owning more than 50 percent of the total fair market value and total voting power of such corporation.

2.6.         Code — the Internal Revenue Code of 1986, including applicable regulations for the specified section of the Code. Any reference in this Plan Statement to a section of the Code, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

2.7.         Committee — the Human Resources Committee of the Board of Directors of the Company.

2.8.         Company — Donaldson Company, Inc. and, except in determining under Section 2.5 hereof whether or not any Change of Control has occurred, shall include any successor by merger, purchase or otherwise.

2.9.         Compensation — the amount of remuneration paid to an Eligible Employee that was treated as “Compensation” for the purpose of calculating Pay Credits.

2.10.       Compensation Credit — any amount credited to an Eligible Employee in accordance with Section 4.1.

2.11.       Deferral Credit — any amount credited to an Eligible Employee under Section 4.1, 4.2 or 4.3 of the Deferred Compensation Plan.

2.12.       Deferred Compensation Plan — the nonqualified deferred compensation plan known as the “Donaldson Company, Inc. Deferred Compensation and 401(k) Excess Plan,” as amended from time to time.

2.13.       Disability, Disabled — a physical or mental impairment which constitutes total and permanent disability and during which the Eligible Employee is not receiving any payments of an

Early Retirement Pension or a Vested Benefit under the Pension Plan, and the Eligible Employee either:

(a)

is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company; or

(b)	is eligible to receive and is actually receiving (after the applicable waiting period) benefits under the federal Social Security Act as in effect at the time of the Disability.

Notwithstanding the foregoing, the terms Disability and Disabled shall at all times be interpreted in a manner so as not to violate section 409A of the Internal Revenue Code.

2.14.       Effective Date — the amended and restated Plan document as set forth herein is effective as of January 1, 2008.

2.15.       Eligible Employee — any executive employee of the Company or its Affiliates who, for the Plan Year at issue, meets all of the requirements of Section 3.1.

2.16.       ERISA — the Employee Retirement Income Security Act of 1974, including applicable regulations for the specified section of ERISA. Any reference in this Plan to a section of ERISA, including the applicable regulation, shall be considered also to mean and refer to any subsequent amendment or replacement of that section or regulation.

2.17.       Participant — an Eligible Employee or a former Eligible Employee of the Company or its Affiliates who has any amount credited to his or her Account in this Plan.

2.18.       Pay Credit — a pay-related amount credited to the Pension Account Balance of a Participant under the Pension Plan.

2.19.       Pension Account Balance — the Participant’s “Account Balance” in the Pension Plan, as defined under by Pension Plan.

2.20.       Pension Plan — the tax-qualified pension plan known as the “Donaldson Company, Inc. Salaried Employees’ Pension Plan (1997 Restatement),” as amended from time to time.

2.21.       Plan — the Donaldson Company, Inc. Excess Pension Plan as set forth herein, and as the same may be amended from time to time.

2.22.       Plan Year — the twelve (12) consecutive month period ending on any July 31.

2.23.       Termination of Employment — the separation from service (within the meaning of Treas. Regs. § 1.409A-1(h)) with the Company Controlled Group, voluntarily or involuntarily, for any reason other than Disability or death. Whether a separation from service has occurred is determined under section 409A of the Code and Treasury Regulation 1.409A-1(h) (i.e., whether the facts and circumstances indicate that the employer and the employee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the employer if the employee has been providing services to the employer less than thirty-six (36) months)). Separation from service shall not be deemed to occur while the employee is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the employee retains a right to reemployment with any member of the Company Controlled Group under an applicable statute or by contract. For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the employee will return to perform services for any member of the Company Controlled Group. Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the employee to be unable to perform the duties of his or her position of employment. For this purpose, the “Company Controlled Group” is the Participant’s employer and all persons with whom the employer would be considered a single employer under Code sections 414(b) and 414(c); provided that, in applying Code sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein, and in applying Treas. Regs. § 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein.

2.24.       Vested — nonforfeitable.

SECTION 3

ELIGIBILITY AND PARTICIPATION

3.1.         Eligibility. Unless the Committee determines otherwise, an executive employee of the Company or its Affiliates shall be an Eligible Employee for a Plan Year if:

(a)	the employee is entitled to a Pay Credit for the Plan Year and
(i)	the employee’s rate of Compensation for the Plan Year exceeds the annual compensation limit then in effect under Code section 401(a)(17), or

(ii)	the employee elects to have a portion of his or her Compensation credited as a “Deferral Credit” under the Deferred Compensation Plan, or
(b)

the employee has a Termination of Employment during the Plan Year, and the Pension Plan benefit payable to the employee at the earliest opportunity following such Termination of Employment is limited by reason of the limitation on benefits under Code section 415.

The Committee may discontinue an employee’s active participation in the Plan at any time. In connection with an Eligible Employee’s commencement of participation in the Plan, the Eligible Employee shall elect the time and form of payment of such Participant’s Account as permitted under Section 5, along with such other elections as the Committee deems necessary or desirable under the Plan. For these elections to be valid, the election form must be completed and timely delivered to the Committee and accepted by the Committee within thirty (30) days after the Participant is first credited with any amount pursuant to Section 4.

3.2.         Commencement of Participation. An Eligible Employee shall become a Participant in the Plan when the Eligible Employee is first credited with any amount pursuant to Section 4.

3.3.         Termination of Participation. A person shall cease to be a Participant as soon as all amounts credited to the Participant’s Account have been paid in full.

3.4.         Overriding Exclusion. Notwithstanding anything apparently to the contrary in this Plan or in any written communication, summary, resolution or document or oral communication, no individual shall be a Participant in this Plan, develop benefits under this Plan or be entitled to receive benefits under this Plan (either for the employee or his or her survivors) unless such individual is a member of a select group of management or highly compensated employees (as that expression is used in ERISA). If a court of competent jurisdiction, any representative of the U.S. Department of Labor or any other governmental, regulatory or similar body makes any direct or indirect, formal or informal, determination that an individual is not a member of a select group of management or highly compensated employees (as that expression is used in ERISA), such individual shall not be (and shall not have ever been) a Participant in this Plan at any time. If any person not so defined has been erroneously treated as a Participant in this Plan, upon discovery of such error such person’s erroneous participation shall immediately terminate ab initio and upon demand such person shall be obligated to reimburse the Company for all amounts erroneously paid to him or her.

SECTION 4

CREDITED AMOUNTS

4.1.         Compensation Credit. The Account of each employee who is an Eligible Employee for a Plan Year shall be credited with a Compensation Credit for that Plan Year equal to the amount, if any, of the Pay Credits the Eligible Employee did not receive under the Pension Plan, but would have been entitled to receive under the Pension Plan for that Plan Year if:

(a)	the Eligible Employee had not elected to have Deferral Credits credited to his or her account under the Deferred Compensation Plan; and
(b)	the Eligible Employee’s Compensation for purposes of the Pension Plan was not limited by the annual compensation limit under section 401(a)(17) of the Code.

4.2.         415 Credit. The Eligible Employee’s Account, for the Plan Year in which an Eligible Employee’s Termination of Employment occurs, also shall be credited with a one-time Compensation Credit equal to the difference, if any, between the amount that would be payable to the Eligible Employee under the Pension Plan if the Eligible Employee received his or her entire benefit under the Pension Plan in the form of a single lump-sum distribution at the earliest opportunity following such Termination of Employment, and the amount that would have been so payable if the limitation on benefits under Code section 415 did not apply. In the event a former Participant is rehired after receiving a payment under this Plan and the individual later becomes entitled to another payment from this Plan, the amount credited pursuant to this Section 4.3 shall be reduced (but not to less than zero) by any amounts previously credited under this Section.

4.3.         Vesting. Subject to the forfeiture provisions of Section 8, the Account of a Participant shall be 100% Vested at all times after the Participant becomes Vested in his or her benefits under the Pension Plan.

SECTION 5

TIME AND MANNER OF PAYMENTS

5.1.         Time of Payment. Payment of a Participant’s Account under the Plan will commence as soon as administratively feasible after (but not later than December 31 of the Plan Year in which occurs, or if later, sixty (60) days following) the earliest of the following events:

(a)	the Participant’s death;
(b)	the Participant’s Disability;
(c)	the date that is twenty four (24) months following the Participant’s Termination of Employment; or
(d)

a date of distribution selected by the Participant (at the time the Participant first becomes eligible to participate, on a form prescribed by the Committee), which may be a date that is a specified number of months after the Participant’s Termination of Employment (not to exceed twenty four (24) months); provided, however, that where payment under this paragraph (d)(ii)

is made to any “specified employee” (as defined under section 409A of the Code) on account of Termination of Employment, such payment shall commence no earlier than six (6) months following a Termination of Employment (or upon the death of the employee, if earlier) if required to comply with section 409A of the Code.

5.2.         Manner of Payment. A Participant’s Account will be paid in cash to the Participant in either a single lump-sum payment or in annual installments over a period of not more than twenty (20) years. The Participant must elect a manner of payment at the time the Participant elects his or her date of distribution pursuant to Section 5.1(d). Notwithstanding the foregoing, the following special rules shall apply:

(a)	in the case of the Participant’s death or Disability, payment shall be in a single lump sum.
(b)	if the Participant’s Account upon commencement of distribution under Section 5.1 is less then Ten Thousand Dollars ($10,000), payment shall be in a single lump sum.
(c)	in the event no election was made by the Participant, payment shall be in a single lump sum.

5.3.         Changes in Time and Manner of Payment. Notwithstanding the foregoing, a Participant who is actively employed by the Company may make a new election concerning selection of the time and form of payment authorized pursuant to this Section 5.3, subject to the following limitations:

(a)	Such election must be submitted to and accepted by the Committee at least twelve (12) months prior to the date a distribution to the Participant would otherwise have been made or commenced;
(b)	The election shall have no effect until at least twelve (12) months after the date on which the election is made;
(c)

The election may change the time when payment shall commence but only if the new date selected by the Participant for commencement shall be a date that is at least five (5) years from the prior date of distribution selected by the Participant;

(d)

The election may reduce or extend the number of installment payments (subject to the limitations in Section 5.2) so long as the initial installment is delayed at least five (5) years from the date distribution would have otherwise commenced; and

(e)	If the participant changes the time and/or form of payment under this Section 5.3, payment shall commence as soon as administratively feasible after (but not later than December 31 of the Plan Year in which occurs, or if later, sixty (60) days following) the earliest of the following events:

(i)	the Participant’s death;
(ii)	the Participant’s Disability; or
(iii)	the new date selected by the Participant for commencement.

5.4.         Change of Control Distributions. Notwithstanding any other provision of this Plan, in the event of a Change of Control, each Participant who incurs a Termination of Employment with the Company for any reason during the two (2) year period following such Change of Control shall receive within ten (10) business days after the date of termination a lump sum payment of the entire balance contained in the Participant’s Account; provided, however, that with respect to any Participant who separated from service before the date of a Change of Control, the balance of the Participant’s Account shall be paid at the time and in the manner as elected by the Participant under this Section 5 hereof (and shall not be commuted to a lump sum or otherwise accelerated by the Change of Control). Where payment under this Section 5.4 is made to any “specified employee” (as defined under section 409A of the Code) on account of Termination of Employment, such payment shall commence no earlier than six (6) months following a Termination of Employment (or upon the death of the employee, if earlier) if required to comply with section 409A of the Code.

5.5.         Death Benefit. In the event of a Participant’s death, the Company shall pay the amount of the Participant’s Account as of the date of death (as adjusted from time to time pursuant to Section 6.2) in a lump-sum to the Participant’s designated Beneficiary as soon as administratively feasible after the Participant’s death (but not later than December 31 of the Plan Year in which the Participant’s death occurs, or if later, sixty (60) days following such death). Payment to a Participant’s designated Beneficiary shall be in cash.

5.6.         Beneficiary Designation. A Participant shall submit to the Company upon initial designation as an Eligible Employee in the Plan, and at such other times as the Participant desires, on a form provided by the Committee, a written designation of the beneficiary or beneficiaries to whom payment of the Participant’s Account under the Plan shall be made in the event of the Participant’s death. Beneficiary designations shall become effective only when received by the Company. Beneficiary designations first received by the Company after the Participant’s death, and any designations in effect at the time a valid subsequent designation is received by the Company, shall be invalid and have no effect. If a Participant has not designated a Beneficiary, or if no designated Beneficiary is living on the date of distribution, the Participant’s Account shall be distributed to those persons entitled to receive the Participant’s benefit under the Donaldson Company, Inc. Salaried Employees’ Pension Plan (1997 Restatement), as amended from time to time.

SECTION 6

ACCOUNTS

6.1.         Participant Accounts. The Committee shall cause a bookkeeping account to be kept in the name of each Participant which shall reflect the value of the Compensation Credits and any Initial Credits, and any earnings thereon, credited to a Participant. Compensation Credits other than the Initial Credit described in Section 4.1 shall be credited to a Participant’s Account as of the last day of the Plan Year to which they relate, or, if the Participant dies or elects to commence distribution of his or her Account prior to such last day, at such time as the Committee shall direct.

6.2.         Investment of Accounts. Amounts credited to a Participant’s Account will be adjusted as of the last day of each Plan Year (beginning July 31, 1998) to the same extent that an equal amount would be adjusted if it was part of the Participant’s Pension Account Balance for the Plan Year.

6.3.         Charges Against Accounts. There shall be charged against each Participant’s bookkeeping account any payments made to the Participant or the Participant’s Beneficiary in accordance with Section 5.

SECTION 7

FUNDING

7.1.         Funding. The Company and its Affiliates shall be responsible for paying all benefits due hereunder. For the purpose of facilitating the payment of benefits due hereunder, the Company may (but shall not be required to) establish and maintain a grantor trust pursuant to an Agreement between the Company and a trustee selected by the Company; provided, however, that any such grantor trust must be structured so that it does not result in any federal income tax consequences to any Participant until distributions under Section 5 are actually received. The Company may contribute to a grantor trust thereby created such amounts as it may from time to time determine.

7.2.         Corporate Obligation. Neither the officers nor any member of the Board of Directors of the Company or any of its Affiliates in any way secures or guarantees the payment of any benefit or amount which may become due and payable hereunder to or with respect to any Participant. Each Participant and other person entitled at anytime to payments hereunder shall look solely to the assets of the Company and its Affiliates for such payments as an unsecured, general creditor. Nothing herein shall be construed to give a Participant, Beneficiary or any other person or persons any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever owned by the Company or in which it may have any right, title or interest now or in the future. After benefits shall have been paid to or with respect to a Participant and such payment purports to cover in full the benefit hereunder, such former Participant or other person or persons, as the case may be, shall have no further right or interest in the other assets of the Company and its Affiliates in connection with this Plan.

SECTION 8

FORFEITURE OF BENEFITS

All unpaid benefits under this Plan shall be permanently forfeited if the Committee determines that the Participant, either before or after the Participant’s Termination of Employment or Disability, or before the Participant’s death:

(a)	engaged in criminal or fraudulent conduct resulting in a hardship to the Company or an Affiliate; or
(b)	breached the Participant’s written employment agreement with the Company or an Affiliate.

SECTION 9

ADMINISTRATION

9.1.         Authority. The Plan shall be administered by the Committee, which shall have full discretionary power and authority to administer and interpret the Plan and to determine all factual and legal questions under the Plan, including but not limited to the entitlement of Participants and Beneficiaries, and the amount of their respective interests. Except where necessary to comply with applicable corporate or securities law, or applicable rules of the New York Stock Exchange (e.g., with respect to executive officers), the Committee may delegate or redelegate to one or more persons, jointly or severally, and whether or not such persons are members of the committee or employees of the Company, such functions assigned to the Committee hereunder as it may from time to time deem advisable. Until withdrawn or redelegated by the Committee, all of the Committee’s delegable power and authority under this Section 9.1 shall be deemed delegated to the Company’s Vice President in charge of executive compensation, excluding only the power and authority to act in such a way as would materially increase the cost of the Plan.

9.2.         Liability. No member of the Committee and no director or member of the management of the Company or its Affiliates shall be liable to any persons for any actions taken under the Plan, or for any failure to effect any of the objective or purposes of the Plan, by reason of insolvency or otherwise.

9.3.         Procedures. The Committee may from time to time adopt such rules and procedures as it deems appropriate to assist in the administration of the Plan.

9.4.         Claim for Benefits. No employee or other person shall have any claim or right to payment of any amount hereunder until payment has been authorized and directed by the Committee.

9.5.         Claims Procedure. Until modified by the Committee, the claims procedure set forth in this Section 9.5 shall be the claims procedure for the resolution of disputes and disposition of claims arising under the Plan.

9.5.1.            Original Claim. Any employee, former employee, or Beneficiary of such employee or former employee may, if the employee, former employee or Beneficiary so desires, file with the Committee a written claim for benefits under the Plan. Within ninety (90) days after the filing of such a claim, the Committee shall notify the claimant in writing whether the claim is upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred eighty (180) days from the date the claim was filed) to reach a decision on the claim. If the claim is denied in whole or in part, the Committee shall state in writing:

(a)	the specific reasons for the denial,
(b)	the specific references to the pertinent provisions of this Plan on which the denial is based,
(c)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and
(d)	an explanation of the claims review procedure set forth in this Section.

9.5.2.            Claims Review Procedure. Within sixty (60) days after receipt of notice that the claim has been denied in whole or in part, the claimant may file with the Committee a written request for a review and may, in conjunction therewith, submit written issues and comments. Within sixty (60) days after the filing of such a request for review, the Committee shall notify the claimant in writing whether, upon review, the claim was upheld or denied in whole or in part or shall furnish the claimant a written notice describing specific special circumstances requiring a specified amount of additional time (but not more than one hundred twenty days (120) from the date the request for review was filed) to reach a decision on the request for review.

9.5.3.            General Rules.

(a)

No inquiry or question shall be deemed to be a claim or a request for a review of a denied claim unless made in accordance with the claims procedure. The Committee may require that any claim for benefits and any request for a review of a denied claim be filed on forms to be furnished by the Committee upon request.

(b)	All decisions on original claims shall be made by the Committee and requests for a review of denied claims shall be made by the Committee.
(c)	The Committee may, in its discretion, hold one or more hearings on a claim or a request for a review of a denied claim.

(d)

Claimants may be represented by a lawyer or other representative at their own expense, but the Committee reserves the right to require the claimant to furnish written authorization. A claimant’s representative shall be entitled to copies of all notices given to the claimant.

(e)

The decision of the Committee on an original claim or on a request for a review of a denied claim shall be served on the claimant in writing. If a decision or notice is not received by a claimant within the time specified, the claim or request for a review of a denied claim shall be deemed to have been denied.

(f)

Prior to filing a claim or a request for a review of a denied claim, the claimant or the claimant’s representative shall have a reasonable opportunity to review a copy of this Plan Statement and all other pertinent documents in the possession of the Company and its Affiliates.

9.6.         Legal Fees. If the Company does not pay the benefits required under the terms of the Plan for reasons other than the insolvency of the Company, the Company agrees to reimburse any Participant for all legal fees incurred in enforcing his or her claim to benefits under the Plan. Notwithstanding the foregoing, to the extent required to comply with the provisions of section 409A of the Code, no reimbursement of expenses incurred by the Participant during any taxable year shall be made after the last day of the following taxable year.

9.7.         Errors in Computations. The Committee shall not be liable or responsible for any error in the computation of any benefit payable to or with respect to any Participant resulting from any misstatement of fact made by the Participant or by or on behalf of any Beneficiary to whom such benefit shall be payable, directly or indirectly, to the Committee, and used by the Committee in determining the benefit. The Committee shall not be obligated or required to increase the benefit payable to or with respect to such Participant which, on discovery of the misstatement, is found to be understated as a result of such misstatement of the Participant. However, the benefit of any Participant which is overstated by reason of any such misstatement or any other reason shall be reduced to the amount appropriate in view of the truth (and to recover any prior overpayment).

SECTION 10

MISCELLANEOUS

10.1.       Not an Employment Contract. This Plan is not and shall not be deemed to constitute a contract of employment between the Company and any employee or other person, nor shall anything herein contained be deemed to give any employee or other person any right to be retained in the Company’s employ or in any way limit or restrict the Company’s right or power to discharge any employee or other person at any time and to treat him without regard to the effect which such treatment might have upon the employee as a Participant in the Plan.

10.2.       Nontransferability. A Participant’s rights and interest under the Plan, including amounts payable, may not be assigned, alienated, pledged or transferred except, in the event of a Participant’s death to his Beneficiary. No benefit payable under this Plan shall be subject to attachment, garnishment, execution following judgment or other legal process before actual payment to the Participant or Beneficiary.

10.3.       Tax Withholding. The Company shall withhold the amount of any federal, state or local income tax or other tax required to be withheld by the Company under applicable law with respect to any amount payable under the Plan. The Participant shall not be liable for any tax withholding.

10.4.       Expenses. All expenses of administering the Plan shall be borne by the Company.

10.5.       Governing Law. Except to the extent that federal law is controlling, the Plan shall be construed and enforced in accordance with and governed by the laws of the State of Minnesota.

10.6.       Amendment and Termination. The Company reserves the power to unilaterally amend this Plan at any time, either prospectively or retroactively or both by action of the Committee. The Committee may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits in the future and persons already receiving benefits at the time of such action; provided, however, that the Committee may not amend or terminate the Plan with respect to benefits that have accrued and are vested pursuant to Section 4 in any manner that reduces the amount of such benefits or alters the effect of any Participant election previously filed with the Company. No modification of the terms of this Plan shall be effective unless it is in writing and signed on behalf of the Company by a person authorized to execute such writing. No oral representation concerning the interpretation or effect of this Plan shall be effective to amend the Plan. To the extent permissible under section 409A of the Code and related Treasury regulations and guidance, including but not limited to such guidance and regulations as may be issued after the effective date of this Plan, if there is a termination of the Plan, the Company shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to pay all benefits in a lump sum following such termination as soon as practicable subject to the limitations prescribed under section 409A of the Code and the regulations thereunder.

10.7.       Rules of Interpretation. The titles given to the various sections of this Plan are inserted for convenience of reference only and are not part of this Plan, and they shall not be considered in determining the purpose, meaning or intent of any provision hereof. This Plan shall be construed and this Plan shall be administered to create an unfunded plan providing deferred compensation to a select group of management or highly compensated employees so that it is exempt from the requirements of Parts 2, 3 and 4 of Title I of ERISA and qualifies for a form of simplified, alternative compliance with the reporting and disclosure requirements of Part 1 of Title I of ERISA.